Exhibit 4.4

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO DYNAMIC HEALTH PRODUCTS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECOND AMENDED AND RESTATED SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, DYNAMIC HEALTH PRODUCTS, INC., a Florida corporation (the “Borrower”), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Ltd., P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (“Laurus”) or its registered assigns or successors in interest (the “Holder”), on order, the sum of Six Million Dollars ($6,000,000), together with any accrued and unpaid interest hereon, on September 30, 2007 (the “Maturity Date”) if not sooner paid. This Second Amended and Restated Secured Convertible Term Note amends and restates in its entirety, and is given in substitution for and not in satisfaction of that certain Secured Convertible Term Note issued by the Company in favor of the Holder on September 30, 2004, as amended and restated as of April 28, 2006, in the original principal amount of $6,000,000.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and Laurus (as amended, modified or supplemented from time to time, the “Purchase Agreement”).

The following terms shall apply to this Second Amended and Restated Secured Convertible Term Note (this “Note”):

ARTICLE I

INTEREST & AMORTIZATION

1.1(a) Interest Rate. Subject to Sections 4.11 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to the “prime rate” published in The Wall Street Journal from time to time, plus two percent (2%). The prime rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Subject to Section 1.1(b) hereof, the Interest Rate shall not be less than six percent (6%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on October 1, 2004 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise (each, a “Repayment Date”).

1.1 (b) Interest Rate Adjustment. The Interest Rate shall be calculated on the last business day of each month hereafter until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If (i) the Borrower shall have registered the shares of the Borrower’s common stock underlying each of the conversion of the Note and that certain warrant issued to Laurus on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the market price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined below) for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2.0.%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. If (i) the Borrower shall not have registered the shares of the Borrower’s common stock underlying the conversion of the Note and that certain warrant issued to Laurus on a registration statement declared effective by the SEC and which remains effective, and (ii) the Market Price of the Common Stock as reported by Bloomberg, L.P. on the principal market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be decreased by 100 basis points (100 b.p.) (1.0.%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Interest Rate be less than zero percent (0%).

1.2 Minimum Monthly Principal Payments. Amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall begin on December 1, 2004 and shall recur on the first business day of each succeeding month thereafter until the Maturity Date (each, an “Amortization Date”). Subject to Article 3 below, beginning on the first Amortization Date, the Borrower shall make monthly payments to the Holder on each Repayment Date, each in the amount of $187,500, together with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under this Note, the Purchase Agreement or any other Related Agreement but have not been paid (collectively, the “Monthly Amount”). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

ARTICLE II

CONVERSION REPAYMENT

2.1 (a) Payment of Monthly Amount in Cash or Common Stock. If the Monthly Amount (or a portion thereof of such Monthly Amount if such portion of the Monthly Amount would have been converted into shares of Common Stock but for Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Borrower shall pay the Holder an amount equal to 102% of the principal portion of the Monthly Amount due and owing to the Holder on the Repayment Date in cash. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into in shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (x) the portion of the Monthly Amount converted into shares of Common Stock, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the initial “Fixed Conversion Price” means $0.90.

(b) Monthly Amount Conversion Guidelines. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount due on each Repayment Date according to the following guidelines (the “Conversion Criteria”): (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding such Repayment Date shall be greater than or equal to 110% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) day trading period immediately preceding the applicable Repayment Date. If the Conversion Criteria are not met, the Holder shall convert only such part of the Monthly Amount that meets the Conversion Criteria. Any part of the Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock due to failure to meet the Conversion Criteria, shall be paid by the Borrower in cash at the rate of 102% of the principal portion of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date.

2.2 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Borrower’s obligations to the Holder may be converted into Common Stock unless (i) either (x) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (y) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act and (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder’s option.

2.3 Optional Redemption in Cash. The Borrower will have the option of prepaying this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred fifteen percent (115%) of the then outstanding principal balance of this Note, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement, or any Related Agreement (the “Redemption Amount”) outstanding on the day written notice of redemption (the “Notice of Redemption”) is given to the Holder. The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”) which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has a pending election to convert pursuant to Section 3.1, or for conversions initiated or made by the Holder pursuant to Section 3.1 during the Redemption Period. The Redemption Amount shall be determined as if such Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

ARTICLE III

CONVERSION RIGHTS

3.1. Holder’s Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into shares of Common Stock subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur.

3.2 Conversion Limitation. Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of any amount greater than 9.99% of the then outstanding shares of Common Stock (whether or not, at the time of such conversion, the Holder and its Affiliates beneficially own more than 9.99% of the then outstanding shares of Common Stock). As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For purposes of the proviso to the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. The limitations set forth herein shall automatically become null and void following notice to the Company (i) upon the occurrence and during the continuance of an Event of Default, or (ii) upon receipt by the Holder of a Notice of Redemption.

3.3 Mechanics of Holder’s Conversion. (a) In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Borrower and such

Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b) Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) business day of the date of the delivery to Borrower of the Notice of Conversion and, (x) in the event that the Borrower is DWAC (as defined below) eligible and Laurus is the Holder, shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system or (y) in the event that the Borrower is not DWAC eligible or Laurus is not the Holder, shall cause the transfer agent to deliver the certificates representing the Conversion Shares to the Holder or the Holder’s designated broker, in each case, within three (3) business days after receipt by the Borrower of the Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

3.4 Conversion Mechanics.

(a) The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of outstanding principal amount under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions of outstanding principal amount applying to Monthly Amounts for the remaining Repayment Dates in chronological order.

(b) The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

C. Share Issuances. Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to in accordance with the formula below. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

If the Company issues any additional shares pursuant to Section 3.4 above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C – D) x B) / C]

A = Total amount of shares convertible pursuant to this Note. B = Actual shares sold in the offering C = Fixed Conversion Price D = Offering price [establish how this will be calculated]

D. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

3.5 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

ARTICLE IV

EVENTS OF DEFAULT

Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable. In the event of such an acceleration, the amount due and owing to the Holder shall be 115% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the “Default Payment”). The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Note or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an “Event of Default”:

4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Borrower fails to pay when due any amount due under any other promissory note issued by Borrower, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

4.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note or the Purchase Agreement in any material respect, or the Borrower or any of its Subsidiaries breaches any covenant or any other term or condition of any Related Agreement in any material respect and, in any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

4.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note or the Purchase Agreement, or by the Borrower or any of its Subsidiaries in any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made.

4.4 Receiver or Trustee. The Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted (a) by the Borrower or any of its Subsidiaries; or (b) against the Borrower or any of its Subsidiaries, and such proceedings are not dismissed within sixty (60) days after the date commenced.

4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The “Principal Market” for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

4.8 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

4.9 Default Under Related Agreements or Other Agreements. The occurrence and continuance of any Event of Default (as defined in the Purchase Agreement or any Related Agreement) or any event of default (or similar term) under any other indebtedness for borrowed money, which would cause or allow the acceleration of payment of amounts due thereunder in excess of $50,000.

4.10 Change in Control. The occurrence of a change in the controlling ownership of the Borrower, other than through the issuance of shares of common stock upon the exercise of the warrants held by Holder or shares issued under this Note.

DEFAULT RELATED PROVISIONS

4.11 Payment Grace Period. Following the occurrence and continuance of an Event of Default beyond any applicable cure period hereunder, the Borrower shall pay the Holder a default interest rate of two percent (2%) per month on all amounts due and owing under the Note, which default interest shall be payable upon demand.

4.12 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

4.13 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

5.6 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.7 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Borrower and its Subsidiaries as more fully described in the Master Security Agreement dated as of the date hereof and (ii) pursuant to the Stock Pledge Agreement dated as of the date hereof. The obligations of the Borrower under this Note are guaranteed by certain Subsidiaries of the Borrower pursuant to the Subsidiary Guaranty dated as of the date hereof.

5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney’s fees.

5.10 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii)

transfer through a book entry system maintained by the Company (or their agent), within the meaning of Treasury Regulation Section 1871-14(c)(1)(i)(B).

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Second Amended and Restated Secured Convertible Term Note to be signed in its name effective as of the 4th day of October, 2006.

DYNAMIC HEALTH PRODUCTS, INC.

	By:	/s/ Mandeep K. Taneja
	Name:	Mandeep K. Taneja
	Title:	CEO

WITNESS:

/s/ Cani I. Shuman

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Second Amended and Restated Secured Convertible Term Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby converts $                     of the principal due on [specify applicable Repayment Date] under the Second Amended and Restated Secured Convertible Term Note issued by Dynamic Health Products, Inc. dated September 30, 2004, as amended and restated as of April 28, 2006 and as further amended and restated as of October 4, 2006, by delivery of Shares of Common Stock of Dynamic Health Products, Inc. on and subject to the conditions set forth in Article III of such Note.

1.	Date of Conversion

2.	Shares To Be Delivered:

By:
Name:
Title: